Exhibit 8.1

Consent of Hogan & Hartson LLP

Execution Copy

November 26, 2007

ChinaEdu Corporation

12/F Capital Times Square

No. 88 Xichangan Street

Beijing, 100031 Peoples Republic of China

Ladies and Gentlemen:

We are acting as counsel to ChinaEdu Corporation (the “Company”) in connection with its Registration Statement on Form F-l originally filed with the Securities and Exchange Commission on August 10, 2007, as amended to date (the “Registration Statement”), relating to the offering of American Depositary Shares each of which represents a certain number of ordinary shares, par value $0.01 per share, of the Company as set forth in the prospectus dated November 26, 2007 (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 60l(b)(8) of Regulation S-K, 17 C.F.R. §229.60l(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

ChinaEdu Corporation

November 26, 2007

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion. In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We consequently have relied upon representations and information presented in such documents.

We are of the opinion that, based upon and subject to the foregoing, the discussion set forth in the Prospectus under the heading “Taxation—Unites States Federal Income Taxation,” to the extent that such information constitutes matters of law or legal conclusions, is correct in all material respects as of the date hereof.

We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP HOGAN & HARTSON LLP